SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                           ------------------------

                                 FORM 8-A/A

                  AMENDING FORM 8-A DATED JANUARY 10, 2003

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              NTL Incorporated
                         --------------------------
           (Exact name of registrant as specified in its charter)

                 Delaware                                     52-1822078
-------------------------------------------             ----------------------
 (State of incorporation or organization)                  (I.R.S. Employer
                                                          Identification No.)
       909 Third Avenue, Suite 2863
            New York, New York                                   10022
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 (Address of principal executive offices)                     (Zip Code)

   If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

   If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

   Securities Act registration statement file number to which this form relates: 000-22616 (if applicable)

   Securities to be registered pursuant to Section 12(b) of the Act:    None

   Securities to be registered pursuant to Section 12(g) of the Act:


         Stockholder Rights accompanying each share of Common Stock
------------------------------------------------------------------------------
                              (Title of Class)

This Form 8-A/A amends and supplements the Form 8-A filed by NTL Incorporated, a Delaware corporation, dated January 10, 2003 (the "Form 8-A") and the Form 8-A/A filed by NTL Incorporated, dated September 26, 2003.

Item 1.   Description of Securities to be Registered.
          ------------------------------------------

   The description which follows is subject to and qualified in its entirety by reference to the full terms of the Amendment to Rights Agreement which is filed as an Exhibit to this Form 8-A/A, the full terms of the Amendment to Rights Agreement which was filed as an Exhibit to the Form 8-A/A dated September 26, 2003 and the full terms of the Rights Agreement which was filed as an Exhibit to the Form 8-A all of which are incorporated by reference in this Item.

   In this registration statement on Form 8-A/A, "we", "us" and "our" refer to NTL Incorporated.

   Item 1 of the Form 8-A is hereby amended by adding the following paragraph at the end of such item:

   Our Board of Directors adopted an amendment to the Rights Agreement dated January 10, 2003 between us and Continental Stock Transfer & Trust Company. As a result of the amendment to the Rights Agreement:

1. Section 7(b) of the Rights Agreement has been amended to substitute the following in place of the existing Section 7(b):

     "The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a right shall initially be $300, shall be subject to adjustment from time to time as provided in
     Section 11 and Section 13(a) hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

2. The following language included as footnote (1) to Section 7(b) has been deleted:

     "(1) An amount equal to the product of (x) a multiple determined by the Board of Directors of the Company and (y) (1) the Current Market Price of the Common Stock post-consummation as determined pursuant to
     Section 11(d)(i) of the Agreement (assuming the calculation is being made for purposes of Section 11(a)(iii) of the Agreement) or (y)(2) a value per share of Common Stock as determined in the good faith judgment of the Board of Directors of the Company."

3. Paragraph 1 of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement has been amended to substitute the language "$[ ]
     (3)" in the first sentence with the following:

     "$300"

4. The following language included as footnote (3) to Paragraph 1 of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement has been deleted:

     "(1) An amount equal to the product of (x) a multiple determined by the Board of Directors of the Company and (y) (1) the Current Market Price of the Common Stock post-consummation as determined pursuant to
     Section 11(d)(i) of the Agreement (assuming the calculation is being made for purposes of Section 11(a)(iii) of the Agreement) or (y)(2) a value per share of Common Stock as determined in the good faith judgment of the Board of Directors of the Company."

5. Paragraph 1 of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement has been amended to substitute the language "$[ ] (1)" in the second sentence with the following:

     "$300"

6. The following language included as footnote (1) to Paragraph 1 of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement has been deleted:

     "(1) An amount equal to the product of (x) a multiple determined by the Board of Directors of the Company and (y) (1) the Current Market Price of the Common Stock post-consummation as determined pursuant to
     Section 11(d)(i) of the Agreement (assuming the calculation is being made for purposes of Section 11(a)(iii) of the Agreement) or (y)(2) a value per share of Common Stock as determined in the good faith judgment of the Board of Directors of the Company."

7. All references in the Rights Agreement (including the exhibits thereto) have been amended to refer to the Rights Agreement as amended.

Item 2.   Exhibits.
          --------

     1. Amendment to Rights Agreement, dated as of March 16, 2004 by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent.

                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          NTL Incorporated

                                          By:   /s/ Scott E. Schubert
                                                ---------------------------
                                                Name: Scott E. Schubert
                                                Title:  Chief Financial
                                                Officer




Dated:  March 16, 2004

                               EXHIBIT INDEX

  Exhibit                         Description
  -------                         -----------

     1. Amendment to Rights Agreement, dated as of March 16, 2004 by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent.